Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Second Quarter 2014 Results
Raises Full Year Outlook

STAMFORD, Conn.-July 16, 2014- United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 2014. Total revenue was $1.399 billion and rental revenue was $1.179 billion, compared with $1.206 billion and $1.009 billion, respectively, for the same period last year. On a GAAP basis, the company reported second quarter net income of $94 million, or $0.90 per diluted share, compared with $83 million, or $0.78 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $1.65 per diluted share, compared with $1.12 per diluted share for the same period last year. Adjusted EBITDA2 was $663 million and adjusted EBITDA margin was 47.4%, a second quarter record.

Second Quarter 2014 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 16.8% year-over-year. Within rental revenue, owned equipment rental revenue increased 16.1%, reflecting year-over-year increases of 10.3% in the volume of equipment on rent and 4.9% in rental rates.

•	Adjusted EBITDA was $663 million and adjusted EBITDA margin was 47.4%, an increase of $114 million and 190 basis points, respectively, from the same period last year.

•	ROIC was 8.1% for the 12 months ended June 30, 2014, an increase of 1.1 percentage points from the 12 months ended June 30, 2013.

•	Time utilization increased 20 basis points year-over-year to 68.1%.

•	The company generated $138 million of proceeds from used equipment sales at an adjusted gross margin of 48.6%, compared with $131 million and 42.0% for the same period last year.[3]

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 59.1% for the quarter.
_______________

1.
Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (v) impact on depreciation related to acquired RSC fleet and property and equipment; (vi) impact of the fair value mark-up of acquired RSC fleet; (vii) merger related intangible asset amortization and (viii) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.

2.
Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet; (iv) gain/loss on sale of software subsidiary and (v) stock compensation expense, net. See table below for amounts.

3.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "Our strong performance in the quarter reflects significantly more equipment on rent at better margins than a year ago, resulting in a new high water mark for second quarter EBITDA margin. The rebound in non-residential construction is continuing to drive up demand, particularly in the energy and commercial sectors. Given the vigorous activity we're seeing, and the benefit of secular penetration, we've raised our full year outlook - and we concur with the forecasts that show multiple years of healthy industry growth beyond 2014."

Kneeland continued, "We're well into the expansion of our specialty segment, most notably the acquisition and integration of National Pump in the second quarter. Our pump customers now have access to our full range of fleet, and we'll expand our cross-selling of pump assets to our broader customer base. In addition, we opened five specialty cold-starts in Trench Safety, Power and HVAC and Tools, and acquired the four-location Blue-Stream Power and HVAC business in May. We're very pleased with the caliber of our specialty acquisitions and the potential they represent for superior return on capital."

2014 Outlook

The company has updated its full year outlook as follows:

	Prior Outlook	Current Outlook
Total revenue	$5.45 billion to $5.65 billion	$5.55 billion to $5.65 billion
Adjusted EBITDA	$2.55 billion to $2.65 billion[4]	$2.65 billion to $2.70 billion
Increase in rental rates (year-over-year)	Approximately 4.0%	Approximately 4.5%
Time utilization	Approximately 68.5%	Unchanged
Net rental capital expenditures after gross purchases	Approximately $1.2 billion, after gross purchases of approximately $1.7 billion	Unchanged
Full year free cash flow (excluding the impact of merger and restructuring related costs)	$425 million to $475 million	$450 million to $500 million

Six Months 2014 Highlights

•	Total revenue was $2.577 billion and rental revenue was $2.184 billion, compared with $2.306 billion and $1.925 billion, respectively, for the same period last year.

•
Rental revenue increased 13.5% year-over-year. Within rental revenue, owned equipment rental revenue increased 12.7%, reflecting year-over-year increases of 9.0% in the volume of equipment on rent and 4.6% in rental rates.

•	Adjusted EBITDA was $1.182 billion and adjusted EBITDA margin was 45.9%, an increase of $182 million and 250 basis points, respectively, from the same period last year.

•	Time utilization increased 30 basis points year-over-year to 66.4%.

•	The company generated $248 million of proceeds from used equipment sales at an adjusted gross margin of 48.8%, compared with $254 million and 42.9% for the same period last year.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 67.2%.
_______________

4.	The company’s prior outlook indicated it expected to be near the top of the $2.55 billion to $2.65 billion range.

Free Cash Flow and Fleet Size

For the first six months of 2014, free cash flow was $240 million, after total rental and non-rental gross capital expenditures of $1.080 billion. By comparison, free cash flow for the first six months of 2013 was $77 million after total rental and non-rental gross capital expenditures of $1.066 billion. Free cash flow for the first six months of 2014 and 2013 includes aggregate merger and restructuring related payments of $14 million and $27 million, respectively.
The size of the rental fleet was $8.42 billion of original equipment cost at June 30, 2014, compared with $7.73 billion at December 31, 2013. The age of the rental fleet was 42.9 months on an OEC-weighted basis at June 30, 2014, compared with 45.2 months at December 31, 2013.

Share Repurchase Program

During the first six months of 2014, the company repurchased $228 million of common stock as part of the $500 million share repurchase program that was announced in October 2013. The company’s current intention is to complete the program by April 2015.

Return on Invested Capital (ROIC)

Return on invested capital was 8.1% for the 12 months ended June 30, 2014, an increase of 1.1 percentage points from the 12 months ended June 30, 2013. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

National Pump6 Acquisition

In April 2014, the company completed the acquisition of certain assets of National Pump, the second largest specialty pump rental company in North America, which had annual revenue of approximately $210 million. The purchase price was approximately $853 million, including potential future cash consideration to be paid based on the future achievement of certain adjusted EBITDA targets. The acquisition was financed in part by proceeds from the previously announced senior notes issued in March 2014.

_______________

5.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 10.9% for the 12 months ended June 30, 2014, an increase of 1.4 percentage points from the 12 months ended June 30, 2013.

6.
The company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”).

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, July 17, 2014, at 11:00 a.m. Eastern Time. The conference call number is 866-238-1422. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1640819.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, asset impairment charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 883 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $8.42 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (15) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (16) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (17) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (18) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) management turnover and inability to attract and retain key personnel; (20) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (21) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (22) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (23) competition from existing and new competitors; (24) disruptions in our information technology systems; (25) the costs of complying with environmental, safety and foreign laws and regulations; (26) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (27) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$1,179	$1,009	$2,184	$1,925
Sales of rental equipment	138	131	248	254
Sales of new equipment	37	24	63	45
Contractor supplies sales	22	23	41	43
Service and other revenues	23	19	41	39
Total revenues	1,399	1,206	2,577	2,306
Cost of revenues:
Cost of equipment rentals, excluding depreciation	447	399	856	792
Depreciation of rental equipment	229	208	446	410
Cost of rental equipment sales	80	87	145	170
Cost of new equipment sales	31	19	51	36
Cost of contractor supplies sales	15	16	28	29
Cost of service and other revenues	8	6	14	13
Total cost of revenues	810	735	1,540	1,450
Gross profit	589	471	1,037	856
Selling, general and administrative expenses	187	152	355	312
Merger related costs	8	2	9	8
Restructuring charge	(1)	5	—	11
Non-rental depreciation and amortization	70	62	130	126
Operating income	325	250	543	399
Interest expense, net	187	118	312	236
Interest expense—subordinated convertible debentures	—	1	—	3
Other income, net	(4)	—	(5)	(1)
Income before provision for income taxes	142	131	236	161
Provision for income taxes	48	48	82	57
Net income	$94	$83	$154	$104
Diluted earnings per share	$0.90	$0.78	$1.46	$0.98

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$170	$175
Accounts receivable, net	844	804
Inventory	119	70
Prepaid expenses and other assets	71	53
Deferred taxes	192	260
Total current assets	1,396	1,362
Rental equipment, net	6,029	5,374
Property and equipment, net	423	421
Goodwill, net	3,293	2,953
Other intangible assets, net	1,218	1,018
Other long-term assets	108	103
Total assets	$12,467	$11,231
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$621	$604
Accounts payable	625	292
Accrued expenses and other liabilities	500	390
Total current liabilities	1,746	1,286
Long-term debt	7,394	6,569
Deferred taxes	1,440	1,459
Other long-term liabilities	80	69
Total liabilities	10,660	9,383
Temporary equity	10	20
Common stock	1	1
Additional paid-in capital	2,100	2,054
Retained earnings (accumulated deficit)	117	(37)
Treasury stock	(437)	(209)
Accumulated other comprehensive income	16	19
Total stockholders’ equity	1,797	1,828
Total liabilities and stockholders’ equity	$12,467	$11,231

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net income	$94	$83	$154	$104
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	299	270	576	536
Amortization of deferred financing costs and original issue discounts	5	5	10	11
Gain on sales of rental equipment	(58)	(44)	(103)	(84)
Gain on sales of non-rental equipment	(3)	(1)	(4)	(2)
(Gain) loss on sale of software subsidiary	—	1	—	1
Stock compensation expense, net	19	10	31	19
Merger related costs	8	2	9	8
Restructuring charge	(1)	5	—	11
Loss on extinguishment of debt securities	64	—	75	—
Loss on retirement of subordinated convertible debentures	—	1	—	2
Increase in deferred taxes	35	36	57	39
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(39)	(31)	8	34
Decrease (increase) in inventory	1	(9)	(31)	(43)
(Increase) decrease in prepaid expenses and other assets	(1)	(24)	(5)	6
Increase in accounts payable	152	202	315	323
Decrease in accrued expenses and other liabilities	(29)	(37)	(38)	(87)
Net cash provided by operating activities	546	469	1,054	878
Cash Flows From Investing Activities:
Purchases of rental equipment	(695)	(736)	(1,028)	(1,025)
Purchases of non-rental equipment	(34)	(27)	(52)	(41)
Proceeds from sales of rental equipment	138	131	248	254
Proceeds from sales of non-rental equipment	7	6	18	11
Purchases of other companies, net of cash acquired	(755)	—	(756)	—
Net cash used in investing activities	(1,339)	(626)	(1,570)	(801)
Cash Flows From Financing Activities:
Proceeds from debt	2,378	1,008	4,776	1,639
Payments of debt, including subordinated convertible debentures	(1,479)	(812)	(4,022)	(1,607)
Payments of financing costs	(2)	—	(22)	—
Proceeds from the exercise of common stock options	1	2	2	5
Common stock repurchased	(186)	(54)	(247)	(84)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	18	4	25	4
Net cash provided by (used in) financing activities	730	148	512	(43)
Effect of foreign exchange rates	6	(5)	(1)	(7)
Net (decrease) increase in cash and cash equivalents	(57)	(14)	(5)	27
Cash and cash equivalents at beginning of period	227	147	175	106
Cash and cash equivalents at end of period	$170	$133	$170	$133
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$27	$16	$36	$31
Cash paid for interest, including subordinated convertible debentures	140	139	224	229

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
General Rentals
Reportable segment equipment rentals revenue	$1,028	$932	10.3%	$1,952	$1,786	9.3%
Reportable segment equipment rentals gross profit	426	366	16.4%	770	661	16.5%
Reportable segment equipment rentals gross margin	41.4%	39.3%	2.1pp	39.4%	37.0%	2.4pp
Trench Safety, Power & HVAC, and Pump Solutions
Reportable segment equipment rentals revenue	$151	$77	96.1%	$232	$139	66.9%
Reportable segment equipment rentals gross profit	77	36	113.9%	112	62	80.6%
Reportable segment equipment rentals gross margin	51.0%	46.8%	4.2pp	48.3%	44.6%	3.7pp
Total United Rentals
Total equipment rentals revenue	$1,179	$1,009	16.8%	$2,184	$1,925	13.5%
Total equipment rentals gross profit	503	402	25.1%	882	723	22.0%
Total equipment rentals gross margin	42.7%	39.8%	2.9pp	40.4%	37.6%	2.8pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Numerator:
Net income available to common stockholders	$94	$83	$154	$104
Denominator:
Denominator for basic earnings per share—weighted-average common shares	97.0	93.9	96.1	93.6
Effect of dilutive securities:
Employee stock options and warrants	0.4	0.5	0.4	0.6
Convertible subordinated notes—4 percent	7.8	11.9	9.0	11.9
Restricted stock units	0.4	0.4	0.5	0.5
Denominator for diluted earnings per share—adjusted weighted-average common shares	105.6	106.7	106.0	106.6
Diluted earnings per share	$0.90	$0.78	$1.46	$0.98

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings per share - GAAP, as reported	$0.90	$0.78	$1.46	$0.98
After-tax impact of:
Merger related costs (1)	0.05	0.01	0.05	0.05
Merger related intangible asset amortization (2)	0.29	0.24	0.52	0.49
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	(0.01)	(0.01)	(0.03)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.06	0.07	0.11	0.15
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	(0.01)	(0.01)	(0.01)	(0.02)
Restructuring charge (6)	(0.01)	0.03	—	0.06
Asset impairment charge (7)	—	0.01	—	0.02
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	0.38	—	0.43	0.01
Earnings per share - adjusted	$1.65	$1.12	$2.55	$1.71

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(7)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of the software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$94	$83	$154	$104
Provision for income taxes	48	48	82	57
Interest expense, net	187	118	312	236
Interest expense – subordinated convertible debentures	—	1	—	3
Depreciation of rental equipment	229	208	446	410
Non-rental depreciation and amortization	70	62	130	126
EBITDA (A)	$628	$520	$1,124	$936
Merger related costs (1)	8	2	9	8
Restructuring charge (2)	(1)	5	—	11
Stock compensation expense, net (3)	19	10	31	19
Impact of the fair value mark-up of acquired RSC fleet (4)	9	11	18	25
(Gain) loss on sale of software subsidiary (5)	—	1	—	1
Adjusted EBITDA (B)	$663	$549	$1,182	$1,000

A) Our EBITDA margin was 44.9% and 43.1% for the three months ended June 30, 2014 and 2013, respectively, and 43.6% and 40.6% for the six months ended June 30, 2014 and 2013, respectively.
B) Our adjusted EBITDA margin was 47.4% and 45.5% for the three months ended June 30, 2014 and 2013, respectively, and 45.9% and 43.4% for the six months ended June 30, 2014 and 2013, respectively.

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$546	$469	$1,054	$878
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(5)	(5)	(10)	(11)
Gain on sales of rental equipment	58	44	103	84
Gain on sales of non-rental equipment	3	1	4	2
Gain (loss) on sale of software subsidiary (5)	—	(1)	—	(1)
Merger related costs (1)	(8)	(2)	(9)	(8)
Restructuring charge (2)	1	(5)	—	(11)
Stock compensation expense, net (3)	(19)	(10)	(31)	(19)
Loss on extinguishment of debt securities	(64)	—	(75)	—
Loss on retirement of subordinated convertible debentures	—	(1)	—	(2)
Changes in assets and liabilities	(51)	(125)	(172)	(236)
Cash paid for interest, including subordinated convertible debentures	140	139	224	229
Cash paid for income taxes, net	27	16	36	31
EBITDA	$628	$520	$1,124	$936
Add back:
Merger related costs (1)	8	2	9	8
Restructuring charge (2)	(1)	5	—	11
Stock compensation expense, net (3)	19	10	31	19
Impact of the fair value mark-up of acquired RSC fleet (4)	9	11	18	25
(Gain) loss on sale of software subsidiary (5)	—	1	—	1
Adjusted EBITDA	$663	$549	$1,182	$1,000

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash (usage) flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash (usage) flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$546	$469	$1,054	$878
Purchases of rental equipment	(695)	(736)	(1,028)	(1,025)
Purchases of non-rental equipment	(34)	(27)	(52)	(41)
Proceeds from sales of rental equipment	138	131	248	254
Proceeds from sales of non-rental equipment	7	6	18	11
Free cash (usage) flow	$(38)	$(157)	$240	$77